EXHIBIT 21

ADVANCED MICRO DEVICES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary
Domestic Subsidiaries	State or Jurisdiction in Which Incorporated or Organized
Advanced Micro Ltd.	California
AMD Corporation	California
AMD Far East Ltd.	Delaware
AMD International Sales and Service, Ltd.	Delaware
AMD Texas Properties, LLC	Delaware
AMD Latin America Ltd.	Delaware
AMD Saxony LLC	Delaware
AMD Reinsurance Co. Inc.	Hawaii

Foreign Subsidiaries
Advanced Micro Devices S.A.N.V.	Belgium
AMD South America Limitada (1)	Brazil
Advanced Micro Devices (Canada) Limited	Canada
Advanced Micro Devices (Suzhou) Limited (2)	China
AMD International Trading (Shanghai) Co. Ltd.	China
Advanced Micro Devices S.A.	France
Advanced Micro Devices GmbH	Germany
AMD Saxony Holding GmbH	Germany
AMD Saxony Limited Liability Company & Co. KG (8)	Germany
AMD Saxony Admin GmbH (3)	Germany
AMD Foreign Sales Corporation	Guam
Advanced Micro Devices S.p.A.	Italy
AMD Japan Ltd.	Japan
Advanced Micro Devices Sdn. Bhd.	Malaysia
Advanced Micro Devices Export Sdn. Bhd. (4)	Malaysia
AMD (Netherlands) B.V. (5)	Netherlands
Advanced Micro Devices (Singapore) Pte. Ltd.	Singapore
AMD Holdings (Singapore) Pte. Ltd.	Singapore
AMD Investments (Singapore) Pte. Ltd.	Singapore
Advanced Micro Devices AB	Sweden
Advanced Micro Devices S.A. (7)	Switzerland
AMD (Thailand) Limited (6)	Thailand
Advanced Micro Devices (U.K.) Limited	United Kingdom

(1)	Subsidiary of AMD International Sales and Service, Ltd. and AMD Far East Ltd.
(2)	Subsidiary of AMD Holdings (Singapore) Pte. Ltd.
(3)	Subsidiary of AMD Saxony Holding GmbH
(4)	Subsidiary of Advanced Micro Devices Sdn. Bhd.
(5)	Subsidiary of Advanced Micro Devices Export Sdn. Bhd.
(6)	Subsidiary of Advanced Micro Devices (Singapore) Pte. Ltd.
(7)	Subsidiary of AMD International Sales and Service, Ltd.
(8)	Subsidiary of AMD Saxony Holding GmbH and AMD Saxony Admin GmbH

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